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                                                                     Exhibit 99

U.S. TRUST CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
REPORT AND FINANCIAL STATEMENTS
DECEMBER 31, 1999

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U.S. TRUST CORPORATION

EMPLOYEE STOCK PURCHASE PLAN
REPORT AND FINANCIAL STATEMENTS
DECEMBER 31, 1999
CONTENTS
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                                                                        PAGE

Report of Independent Accountants                                         1

Statement of Financial Condition                                          2

Statement of Income and Changes in Plan Equity                            3

Notes to Financial Statements                                            4-6




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REPORT OF INDEPENDENT ACCOUNTANTS



To the Participants and Administrative Committee of
U.S. Trust Corporation Employee Stock Purchase Plan


In our opinion, the accompanying statement of financial condition and the related statement of income and changes in plan equity present fairly, in all material respects, the financial position of the U.S. Trust Corporation Employee Stock Purchase Plan (the "Plan") at December 31, 1999, and the income and changes in plan equity for the year then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                                     PricewaterhouseCoopers LLP
New York, New York
March 15, 2000




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U.S. TRUST CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
STATEMENT OF FINANCIAL CONDITION
AS OF DECEMBER 31, 1999
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ASSETS


Investments, at fair value
    U.S. Trust Corporation Stock (cost $3,959,592)          $4,955,748
    Excelsior Money Fund (cost approximates fair value)         65,865
Accrued interest receivable                                     17,071
                                                            ----------

          TOTAL ASSETS                                       5,038,684
                                                            ----------

LIABILITIES AND PLAN EQUITY


    Distributions payable                                       73,650
    Due to U.S. Trust Corporation                               24,170
                                                            ----------

          TOTAL LIABILITIES                                     97,820
                                                            ----------

          PLAN EQUITY                                       $4,940,864
                                                            ==========

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U.S. TRUST CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1999
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Investment income from employer securities
   Interest                                             $   99,913
   Discount on shares purchased                            996,156
                                                        ----------

                                                         1,096,069


Participants' contributions                              4,024,257
                                                        ----------

   Total additions                                       5,120,326


Distributions to participants                              179,462


Net increase                                             4,940,864


Plan Equity
  Beginning of year                                             --
                                                        ----------

  End of year                                           $4,940,864
                                                        ==========

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U.S. Trust Corporation
Employee Stock Purchase Plan
Notes to Financial Statements
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1. Description of Plan

U.S. Trust Corporation (the "Corporation") established the U.S. Trust Corporation Employee Stock Purchase Plan (the "Plan") effective as of January 1, 1999. The Plan is a qualified employee stock purchase plan which allows employees of United States Trust Company of New York and affiliated companies (collectively "U.S. Trust") to purchase common shares of the Corporation, $1 par value, at a discount from the market price of such shares. The Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

Employees of U.S. Trust are eligible to participate in the Plan if they are employed on or prior to the August 31 preceding the beginning of an Offering Period and customarily work at least twenty (20) hours per week. Under the provisions of the Plan, each eligible employee is granted an option to purchase stock as of the last business day of the calendar year (the "Exercise Date") in an amount equal to 85% of the lower of the fair market value of a share on the first trading day of an Offering Period or on the Exercise Date (the "Purchase Price"). An Offering Period is a calendar year during which an option to purchase shares of the Company"s stock is granted and may be exercised. The first Offering Period commenced on January 1, 1999, and ended on December 31, 1999.

Eligible employees may defer from 1% to 10% of base pay on an after-tax basis. All payroll deductions and interest thereon are held in trust for participants under the Plan. No additional employee contributions may be made pursuant to the Plan.

On the Exercise Date, unless the participant has terminated employment or otherwise ceased to be eligible to participate in the Plan, each participant's option to purchase shares under the Plan is exercised automatically. The number of whole and fractional shares subject to each option is equal to the quotient of the total payroll deductions and interest thereon held in trust on behalf of each participant divided by the Purchase Price. The market value of the maximum number of shares purchased for a participant's account may not exceed $25,000. A maximum of 350,000 shares of the Corporation may be issued under the Plan (see Notes to Financial Statements No. 3 for shares purchased for the 1999 Offering Period).

Upon exercise of the options, the Corporation issues the stock purchased to the trust accounts maintained on behalf of the participants. Distributions of shares purchased on behalf of a participant are made when a participant terminates employment for any reason, including retirement or death, in which case payment is made to the participant's designated beneficiary. If a participant terminates employment during an Offering Period, the participant receives a single cash lump sum distribution of all payroll deductions and interest accrued thereon credited to the participant, but not yet used to purchase shares.

The Plan provides that a participant who remains in the employ of U.S. Trust must hold the shares purchased under the Plan for at least five years from the date of purchase. Shares purchased for participants under the Plan will be held in trust until at least the end of the five-year period. Participants retain the voting rights, and dividends are re-invested by the trust in additional shares on behalf of the participant. Participants may request stock certificates to be issued for all or a portion of the shares held for their account for at least five years.


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U.S. Trust Corporation
Employee Stock Purchase Plan
Notes to Financial Statements
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2. Summary of Significant Accounting Policies

Investment Valuation and Income Recognition

         - Short-term investment in the Excelsior Money Fund is valued at cost, which approximates fair value. U.S. Trust is the investment advisor of the Excelsior Money Fund.

         - Common stock of the Corporation is valued at the quoted market price on the valuation date.

         -        Interest income is recorded on the accrual basis.

         -        Dividends are recorded on the ex-dividend date.

Estimates
The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period, such as those regarding fair value. Actual results could differ from those estimates.

Participant Contributions
Contributions are recorded as of the date payroll deductions are made from the compensation of Plan participants.

Stock Purchase
Stock purchases are recorded on the last day of the Offering Period after the Purchase Price and number of shares purchased have been determined for each participant.

Distributions to Participants
Distributions made to terminated participants are recorded at the end of each quarter and are paid in the following quarter.

3. Stock Purchase

The following summarizes the stock purchased as of December 31, 1999:


January 4, 1999 Closing Price                            $  75.375
December 31, 1999 Closing Price                          $  80.188
Purchase Price ($75.375 discounted by 15%)               $  64.069



Shares           Participant                          Fair Value at
Purchased        Cost              Discount           December 31,1999

61,802           $3,959,592        $996,156           $4,955,748
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U.S. Trust Corporation
Employee Stock Purchase Plan
Notes to Financial Statements
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4. Income Tax Status

The Plan is an employee stock purchase plan as defined in section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). As such, employees will not recognize income when options are granted or exercised. The Plan is not required to and has not requested a determination letter from the Internal Revenue Service.

5. Administrative Expenses

Officers or employees of U.S. Trust perform certain administrative functions. No officers or employees receive compensation from the Plan. All expenses associated with the establishment, operation and administration of the Plan are borne by U.S. Trust.

6. Plan Termination

The Board of Directors may at any time and for any reason terminate or amend the Plan. In the event of a Change in Control of the Corporation, any Offering Period then in progress shall be shortened by setting a new Exercise Date and any Offering Period then in progress shall end on the Change of Control Exercise Date.

7. Subsequent Event

On January 13, 2000, The Charles Schwab Corporation ("Schwab") and the Corporation announced that they had signed an agreement to merge (the "Merger"). The Merger is subject to Federal Reserve Board and other regulatory approvals and the approval of the Corporation's shareholders. In the event the Merger is completed, the Year 2000 Offering Period will be shortened and a new Exercise Date will be set. Following such date, no further contributions to the Plan will be made. Immediately prior to the Merger, each eligible participant's options will be exercised automatically. All stock held in trust under the Plan will be converted to Schwab stock at the Exchange Ratio (3.427 shares of Schwab stock for each share of the Corporation's stock). The five-year holding period will remain in place following the Merger.

As of the close of business on January 13, 2000 and March 15, 2000, each share in the trust had an approximate market value of $133 and $158, respectively.